UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 7, 2008 (July 2, 2008)
MISONIX, INC.
(Exact name of registrant as specified in its charter)

New York	1-10986	11-2148932

(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

1938 New Highway, Farmingdale, NY		11735

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (631) 694-9555
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
The closing (the “Closing”) of the transactions contemplated by the Stock Purchase Agreement (the “Agreement”) by and among MISONIX, INC. (the “Company”), USHIFU, LLC (“USHIFU”), FS Acquisition Company and certain other stockholders of Focus Surgery, Inc. (“Focus”) took place on July 1, 2008. Pursuant to the Agreement, the Company sold to USHIFU the 2,500 shares of Series M Preferred Stock of Focus owned by the Company for a cash payment of $837,500.00. The Company also received $679,366.33, fifty percent (50%) of the outstanding principal and accrued interest of loans previously made by the Company to Focus, with the remaining fifty percent (50%) of such amount or $679,366.33 to be due on January 1, 2010. Interest payable quarterly, commencing October 1, 2008, at the rate of eight (8%) per annum will be paid on the balance due the Company. USHIFU and Focus have each granted the Company a security interest in certain of their assets to secure the amount owed. The Company is also a party to an inter-creditor agreement with USHIFU, Focus and one of the other former stockholders of Focus with respect to the collateral securing the amount owed the Company.
The Company’s press release announcing the Closing is attached as Exhibit 99.1 hereto.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit 99.1 Press Release of MISONIX, INC., dated July 2, 2008.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 7, 2008	MISONIX, INC.
	By:	/s/ Richard Zaremba
Richard Zaremba
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
Exhibit 99.1	Press Release of MISONIX, INC., dated July 2, 2008.

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